THE WALL STREET GROUP, INC.                     COMPANY CONTACT: JENS BIERTUMPEL
32 EAST 57TH STREET                                              (604) 682 1799
NEW YORK, NEW YORK 10022                                         JASON BLOOM
(212) 888-4848                                                   (250) 477 9969

           FLEXIBLE SOLUTIONS EXPECTS RECORD REVENUES IN THIRD QUARTER

RESULTS AND CONFERENCE CALL SCHEDULED FOR MONDAY, NOV. 15 AT 2 P.M. EASTERN TIME

VICTORIA,  B.C., OCT. 5, 2004 - FLEXIBLE  SOLUTIONS  INTERNATIONAL,  INC. (AMEX:
FSI, FRANKFURT: FXT), the developer and manufacturer of environmentally safe water and energy conservation technology, today announced that it expects to report record revenues for the third quarter ended Sept. 30, 2004, due to increasing sales from an expanded product line.

Third quarter revenues, which for the first time include sales resulting from FSI's June 9 acquisition of Donlar Corp., are expected to be approximately $1.37 million, compared with $40,000 in the corresponding period of 2003.

For the nine months, FSI expects to report revenues of approximately $4.5 million, calculated on a pro-forma basis as if the acquisition of Donlar had been in effect on Jan. 1, 2004. In the first nine months of 2003, Flexible Solutions had revenues of $1.98 million.

"I am very pleased at the progress we have made in integrating Donlar and its personnel into Flexible Solutions' new NanoChem Solutions Division," stated Chief Executive Officer Dan O'Brien. "Significant cost reductions are already in place and synergistic product sales opportunities between divisions have begun to improve our cost of sales and are expected to increase total sales in future quarters. We anticipate that FSI could be cash flow positive in the third quarter, although depreciation and amortization from the Donlar acquisition could reflect on the bottom line. The new `green chemistry' line of
environmentally   friendly   water-soluble  products  now  offered  by  NanoChem
Solutions will result in a significant reduction of the seasonality in FSI's sales. In addition, increased sales of FSI's Ecosavr and Heatsavr swimming pool products outside North America made solid contributions to our third quarter results."

Mr. O'Brien also said that as well as focusing its marketing efforts for the Company's WaterSavr evaporation control product on drought stricken areas of the Western United States, significant new interest in the technology is being generated among potential clients in the Far East and Europe.

Flexible Solutions will announce actual financial results for the third quarter and nine months of 2004 on Monday, Nov. 15. Mr. O'Brien and Chief Financial Officer Fred Kupel will host a conference call for members of the investment community at 2 p.m. Eastern time. To make reservations for the call, contact Karen Boudewyn at 250-447-9969 as soon as possible as the number of participants is limited. A full transcript of the call will be made available on the Company's website: www.flexiblesolutions.com .


ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of Water$avr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's EcoSavr product targets the residential swimming pool market. The Company's NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly "green chemistry" water soluble products utilizing thermal polyaspartate (TPA) biopolymers, beta-proteins manufactured from the common biological amino acid, L-aspartic acid.

SAFE HARBOR PROVISION

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


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FSI-3Q2004